CONFIDENTIAL SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Confidential Settlement Agreement and Mutual Release (this "Agreement") is made and entered into as of the 18 day of June, 2014 (the "Effective Date"), by and between Primco Management Inc. ("Primco") and Southridge Partners II, LP ("Southridge") (Primco and Southridge are each referred to herein individually as a "Party" and jointly as the "Parties").

WHEREAS, the Parties entered into an Equity Purchase Agreement, dated September 30, 2013 (the "Equity Purchase Agreement);

WHEREAS, in connection with the Equity Purchase Agreement, Primco issued a Promissory Note to Southridge, dated September 30, 2013 (the "September Note"), in the principal amount of $100,000, with a maturity date of June 30, 2014;

WHEREAS, in connection with the Equity Purchase Agreement, the Parties entered into a Registration Rights Agreement, dated September 30, 2013 (the "Registration Rights Agreement");

WHEREAS, pursuant to Registration Rights Agreement, Primco was required to file a registration statement on Form S-1 (the "S-1") with the U.S. Securities and Exchange Commission (the "SEC");

WHEREAS, pursuant to the Registration Rights Agreement, Primco was required to cause the S-1 to be declared effective and maintain its effectiveness at all times prior to the termination of the Equity Purchase Agreement;

WHEREAS, Southridge agreed to financially assist the Company during the fall of 2013;

WHEREAS, Southridge provided such financial assistance and in return, the Company issued a Convertible Note to Southridge, dated November 20, 2013 (the "November Note"), in the principal amount of $35,000, with a maturity date of August 20, 2014;

WHEREAS, a dispute has arisen between the Parties concerning the September Note and the November Note (collectively, the "Notes"); and

WHEREAS, the Parties desire to avoid the expense, disruption and uncertainty of litigation by settling the dispute;

NOW, THEREFORE, in consideration of the promises and covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Payment.

(a) Primco shall pay to Southridge the sum of TWO HUNDRED THOUSAND DOLLARS ($200,000.00) in cash and/or in shares of common stock ("Common

Stock") of Primco (the "Settlement Payment"), by August 15, 2014, in full and final settlement of all claims asserted or which could have been asserted by Southridge against Primco related to the Notes.

(b) In the event that Primco pays to Southridge the Settlement Payment in Common Stock or a portion of the Settlement Payment in Common Stock, the valuation of the issuance of the Common Stock shall be determined using the average of the daily volume weighted average prices for the five (5) trading days immediately prior to issuance.

(c) In the event that Primco fails to pay the Settlement Amount by August 15, 2014, then Primco shall pay to Southridge an additional FIVE THOUSAND DOLLARS ($5,000.00) in cash or Common Stock on August 16, 2014, and then an additional FIVE THOUSAND DOLLARS ($5,000.00) in cash or Common Stock for each thirty (30) calendar day period (pro-rated for any portion thereof) thereafter that the Settlement Payment is not fully satisfied. For purposes of this Section 1(c), each additional payment of FIVE THOUSAND DOLLARS ($5,000.00) in cash or Common Stock shall not be deemed a credit towards the full satisfaction of the Settlement Payment.

(d) Any and all payments and/or any certificate(s) evidencing any payments in Common Stock shall be delivered to Southridge at: Executive Pavilion, 90 Grove Street, Ridgefield CT 06877, Attn: Stephen Hicks.

(e) In the event Primco makes any payments(s) in Common Stock and upon the request of Southridge, so long as such Common Stock has been held for the requisite period of time under Rule 144 ("Rule 144") of the Securities Act of 1933, as amended (or has been deemed "held" pursuant to appropriate tacking rules under Rule 144), Primco shall cause its counsel to provide a written opinion letter (an "Opinion Letter"). The Opinion Letter shall state in pertinent part, that the shares of Common Stock issued pursuant to this Agreement may be resold pursuant to Rule 144, without volume or manner-of-sale restrictions or current public information requirements. Such Opinion Letter shall be addressed and acceptable to Primco's transfer agent and to Southridge. In the event that Rule 144 cannot then be relied upon by Primco's counsel to issue such an Opinion Letter, Primco shall pay a cash amount to Southridge equivalent to the specific payment(s) that was made in Common Stock.

2. SEC Reports. Until the date that Southridge, as the owner and holder of shares of Common Stock, may sell all of them pursuant to Rule 144 without the requirement for Primco to be in compliance with the current public information required under Rule 144 (or any successor provision) and without volume or manner-of-sale restrictions, Primco covenants to use its commercially reasonable efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Primco after the date hereof pursuant to the Securities Exchange Act of 1934, as amended. Primco further covenants that it will take such further action as Southridge may reasonably request to satisfy the provisions of this Section 2.

3. Mutual Releases. Except for the rights and obligations specifically set forth in this Agreement, each Party and its respective heirs, successors, predecessors, assigns, agents, attorneys, insurers, representatives, affiliates, directors, employees, officers, partners, members

and managers and any other person or entity acting or purporting to act by, through, under or in concert with it, hereby release and forever discharge the other Party and its heirs, successors, predecessors, assigns, agents, attorneys, insurers, representatives, affiliates, directors, employees, officers, partners, members and managers and any other person or entity acting or purporting to act by, through, under or in concert with it, from any and all causes of action, rights and claims, of any nature or type, known or unknown, which the Parties have had in the past from the beginning of time to the date of this Agreement, now have, or which may hereafter develop, for any acts or omissions related to or arising from the Notes.

4. No Admission of Liability. This Agreement represents the compromise between the Parties and is not intended as an admission of any liability, fault, claim, or wrongdoing of either Party. The Parties explicitly deny any and all liability with regard to all allegations and claims made or contemplated.

5. Non-Disclosure. The Parties agree that there is good cause for maintaining the confidentiality of the terms and conditions of this Agreement and all negotiations relating thereto. Each Party agrees to keep confidential, and not to divulge to anyone (including without limitation, the media) or publish, directly or indirectly, this Agreement or the terms or conditions of the settlement embodied herein or any of the facts and circumstances relating to the execution of this Agreement. Nothing in this Agreement is intended to or shall preclude any Party from disclosing the terms and conditions of this Agreement or the settlement embodied herein (i) on a need-to-know basis only, to their accountants, tax preparers, attorneys or insurance carriers; (ii) to any governmental authority or self-regulatory organization in response to a lawful demand for the disclosure of those terms; (iii) to the extent necessary to comply with a valid subpoena, court order, regulatory request, regulatory public filing requirement or other judicial, administrative or legal process; or (iv) in connection with an action for breach of this Agreement.

6. Enforcement of this Agreement. Nothing set forth herein shall preclude a Party from commencing any action to enforce the terms of this Agreement. The Parties further agree that, in the event of a breach of any of the representations, obligations or covenants set forth in this Agreement, the non-breaching Party shall, in addition to the rights and remedies conferred by this Agreement, have available to it all rights and remedies at law and in equity, including without limitation the right to seek monetary damages and/or injunctive relief for any harm caused by the other Party.

7. Authority. The Parties warrant and represent that each of them has the right, power, legal capacity and authority to enter into and to perform each of the obligations undertaken in this Agreement, and that further approval or consent by any person, directors, officers, partners, board, shareholders, members, managers, or other entities, is not necessary to enter into and perform each of the obligations undertaken in this Agreement.

8. Waiver. Neither the failure nor any delay on the part of any Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be in effect unless it is in writing and signed by the Party asserted to have granted such waiver

9. Expenses. Each Party shall bear its own legal and other expenses incurred in connection with this Agreement. No Party shall make any claim against the others for fees, costs, and/or sanctions under the New York Civil Practice Law and Rules, applicable law or otherwise.

10. Governing Law; Jurisdiction; Venue. This Agreement shall be subject to, governed by and interpreted in accordance with, the laws of the State of New York, without regard to the conflicts of laws principles thereof. Each Party (i) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court sitting in the County of New York, State of New York, for the purposes of any suit, action or other proceeding arising out of or relating in any way to this Agreement and (ii) waives and agrees not to assert in any such proceeding a claim that it is not personally subject to the jurisdiction of the court referred to above, that the suit or action was brought in an inconvenient forum or that the venue of the suit or action is improper.

11. Severability. In the event that any provision of this Agreement shall be held, for any reason, to be void, voidable, unlawful or unenforceable, the remaining provisions shall remain in full force and effect.

12. Entire Agreement. This Agreement sets forth the entire agreement between the Parties relating to the subject matter hereof and, subject to the completion of the settlement embodied herein, fully supersedes and replaces any and all prior agreements or understandings (whether oral or written) between the Parties, all of which are deemed null and void and of no future legal effect.

13. No Modification. No waiver or modification of this Agreement or any term hereof shall be binding unless it is in writing and signed by all of the Parties or their expressly authorized representatives.

14. Headings. The headings used in this Agreement are for convenience only, are not part of this Agreement, and will not alter or determine any rights or obligations under this Agreement.

15. Rule of Ambiguities. It is agreed and understood that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language in this Agreement is found or claimed to be ambiguous, each Party shall have the same opportunity to present evidence as to the actual intent of the Parties with respect to any such ambiguous language without any inference or presumption being drawn against the drafter. Further, unless the context otherwise requires, whenever used in this Agreement, the singular shall include the plural, and the plural shall include the singular.

16. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the signatures were originals and upon the same instrument. A facsimile or PDF copy of a Party's signature on this Agreement shall have the same force and effect as that Party's original signature on this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date, as evidenced by their signatures below.

PRIMCO MANAGEMENT INC.	**SOUTHRIDGE PARTNERS II, LP**
By: ______________________	By: ______________________